Exhibit 99.1

FOR IMMEDIATE RELEASE

EQUATOR Beverage Company Reports 13%

Revenue Growth and 30% Increase in Second

Quarter 2026 Net Income

JERSEY CITY, N.J., July 1, 2026 — EQUATOR Beverage Company (OTCQB: MOJO) ("EQUATOR" or the "Company"), a developer and distributor of premium functional beverages, today reported financial results for the second quarter ended June 30, 2026. Revenue increased 13% year over year to $1,247,635, while net income increased 30% to $199,008, reflecting continued growth in distribution and consumer demand.

Selected Second Quarter Financial Results

• Revenue: $1,247,635 versus $1,102,577 (+13%)

• Taxable Income: $242,982 versus $155,861 (+56%)

• Net Income: $199,008 versus $153,056 (+30%)

• Operating Cash Flow: $54,742 versus ($263,091), an improvement of $317,833

Glenn Simpson, Chairman and Chief Executive Officer, said: "Our second quarter results reflect continued execution of our long-term growth strategy. Revenue increased 13%, net income rose 30%, and taxable income increased 56% compared with the prior-year period. We remain focused on expanding distribution, improving profitability, and creating long-term value for our shareholders."

Management remains focused on disciplined execution, expanding distribution, increasing profitability, and delivering sustainable long-term growth. The Company believes its continued revenue growth, expanding profitability, and disciplined operating strategy position EQUATOR for continued progress during the remainder of 2026.

Investors can follow EQUATOR Beverage Company on X (@EquatorBeverage), where the Company posts financial news, corporate updates, and other information that may be of interest to shareholders.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to various risks and uncertainties.

About EQUATOR Beverage Company

EQUATOR Beverage Company (OTCQB: MOJO) develops, produces, and distributes premium functional beverages.

Information: www.equatorbeverage.com

Glenn Simpson, Chairman and Chief Executive Officer

glennsimpson@equatorbeverage.com

917-574-1690

https://x.com/EquatorBeverage